EXHIBIT 11.1

                        HASBRO, INC. AND SUBSIDIARIES
                   Computation of Earnings Per Common Share
      Thirty-Nine Weeks Ended September 25, 1994 and September 26, 1993

            (Thousands of Dollars and Shares Except Per Share Data)

                                         1994                  1993
                                   -----------------    -----------------
                                              Fully                Fully
                                   Primary   Diluted    Primary   Diluted
                                   -------   -------    -------   -------

Net earnings before cumulative
 effect of change in accounting
 principles                       $103,502   103,502    129,278   129,278
Interest and amortization on 6%
 convertible notes, net of taxes         -     4,323          -     4,323
                                   -------   -------     ------    ------
Net earnings before cumulative
 effect of change in accounting
 principles applicable to common
 shares                            103,502   107,825    129,278   133,601
Cumulative effect of change in
 accounting principles              (4,282)   (4,282)         -         -
                                   -------   -------     ------    ------
Net earnings applicable to
     common shares                $ 99,220   103,543    129,278   133,601
                                   =======   =======    =======   =======

Weighted average number of shares
 outstanding:(a)
  Outstanding at beginning of
   period                           87,795    87,795     87,176    87,176
  Actual exercise of stock
   options and warrants                221       221        238       238
  Assumed exercise of stock
   options and warrants              1,720     1,720      2,522     2,971
  Assumed conversion of 6%
   convertible notes                     -     5,114          -     5,114
  Purchase of common stock            (144)     (144)         -         -
                                   -------   -------     ------    ------
  Total                             89,592    94,706     89,936    95,499
                                   =======   =======     ======    ======

Per common share:
  Earnings before cumulative
   effect of change in
   accounting principles          $   1.16      1.14       1.44      1.40
  Cumulative effect of change
   in accounting principles           (.05)     (.05)         -         -
                                   -------   -------     ------    ------
  Net earnings                    $   1.11      1.09       1.44      1.40
                                   =======   =======     ======    ======

(a) Computation to arrive at the average number is a weighted average computation.